Second Quarter 2005 Earnings
Conference Call
May 3, 2005
10:00 a.m. CDT

Charlie

Welcome, and thank you for joining us today for our second quarter earnings conference call.

Our comments today will refer to viewer-prompted, numbered slides available on our website at www.oshkoshtruckcorporation.com. A replay of this call will be available for one year at our website.

Also, please note that today we will occasionally refer to estimates from our January 25, 2005 earnings conference call as our “previous estimates.”

Our remarks that follow, including answers to your questions, include statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements are subject to risks that could cause actual results to be materially different. Those risks include, among others, matters that we have described in slide 2 and in our Form 8-K filed with the SEC this morning and other filings with the SEC. Except as described in the Form 8-K, we disclaim any obligation to update these forward-looking statements, which may not be updated until our next quarterly earnings conference call, if at all.

Bob’s portion of the call will begin with Slide 3. Bob, please lead off.

Bob

Oshkosh Second Quarter 2005 Highlights

Good morning. I appreciate everyone’s interest in our second quarter results. Today I’d like to discuss highlights of our performance, our ongoing initiatives to further enhance performance and then walk through developments in each of our businesses.

This was yet another record setting quarter, so the fiscal year, which began with exceptional first quarter performance, continues in a positive direction. In the second quarter:

•	Revenues reached $672.4 million, up 29.7%

•	Operating income was $62.6 million, up 78.5%

•	And EPS reached $1.04, up 67.7% and well above our previous estimate of $0.66 per share for the quarter

I’m particularly pleased with the significant year-over-year improvement in EPS performance. We had solid execution of our operating strategies and an outstanding effort to service our customers throughout the Corporation. Clearly, our defense business again played a pivotal role in this quarter’s results, but the fire and emergency business also provided significant growth in operating income and sales. We believe our commercial business is headed in the right direction, despite losses in our European refuse operations.

The importance of developments during the second quarter extends beyond the financial results. We moved to a single class of stock, giving all our shareholders voting rights commensurate with their shareholdings. We believe this action will make our stock more attractive to investors. We increased our dividend by 50%. And, we invested in long-term performance with the acquisition of London Machinery Inc., a leading Canadian concrete mixer manufacturer.

On the basis of our performance in the second quarter and our positive outlook for the remainder of fiscal 2005, we increased our fiscal 2005 EPS estimate from $3.85 to $4.25. This is an estimated increase in EPS of 35.8% for the year.

Please move to slide 4.

Key Initiatives in Second Quarter Fiscal 2005

Our primary initiatives remained consistent from the first to the second quarter. We continue to take aggressive action on each, and the results are beginning to show.

For example, we have made progress in our effort to overcome the negative impact to profitability from steel cost increases. Granted, it still hurt our second quarter margins, but McNeilus has almost worked its way through their lower-priced backlog. And, Pierce still needs to implement another 2.4% price increase, which is scheduled for June 1. The good news is that although the steel market remains dynamic, we saw costs start to level off during the second quarter.

Work continues at a rapid pace on our commercial business turnaround program. At McNeilus, our new vice president of operations, Luis Alvarez, came on board at the beginning of February, and he’s already making an impact. His team has continued the “lean” initiative and is making progress in the paint and body mounting operations. In addition, we believe Revolution® mixer drum sales were revitalized at ConAgg / ConExpo in March, and we’re on track to achieve our sales target for fiscal 2005.

Our European refuse operation still needs significant improvement, but we’ve made substantial progress overall. The incoming order rate was up about 58 percent in the second quarter compared to the prior year, giving every indication that the European market is starting to strengthen. We earned a five-year service contract with Sita UK, a major customer, and resolved many of the issues associated with our Geesink-branded GPM III product. The “lean” team will remain in The Netherlands for a few more months to oversee implementation of the cost reduction opportunities they identified. Today, we are even more confident that our European refuse operation can turn a profit in fiscal 2006.

Now, let’s turn to slide 5 to discuss our Commercial Business in more detail.

The turnaround plan had a positive impact on second quarter performance in our commercial business, but there is still a lot to do and we continue to make it a priority. Although commercial sales were up, operating income declined yet again. Losses at our European refuse operation were the driving factor behind that decline in profitability; however, losses were narrowed from the first to the second quarter and we believe the business is headed in the right direction. At McNeilus, we began to see some price improvement during the quarter, but we had more lower-priced orders in backlog that shipped in the second quarter than previously estimated and we had some unexpected costs that Charlie will explain.

We believe the outlook for the U.S. concrete placement and refuse markets is promising for the remainder of fiscal 2005 and 2006. In fact, we’ve increased our sales estimates for fiscal 2005 to year-over-year growth of 18.8% for concrete placement and 21.3% for refuse.

We had an outstanding ConAgg / ConExpo show in March. Attendance hit an all-time high and we were able to present our McNeilus®, Oshkosh®, CON-E-CO® and London® products to thousands during the five-day event. Just prior to the show, we announced that our durability testing on the Revolution indicates it can last 67% longer than a typical steel drum. We had 21 Revolution mixer drums on the show floor and sold every single one the first day of the show.

Let’s turn to slide 6 to take a look at our latest acquisition.

London Machinery Inc.

In March, we completed the purchase of London Machinery Inc. They’re a leading manufacturer of concrete mixers in Canada. We believe they will help improve service to our Canadian customers. They have an excellent, knowledgeable, and well-respected management team and we’re pleased to welcome them to our organization. We believe they are a great fit with our McNeilus operations and offer us an opportunity to expand refuse body sales in the Canadian market. During fiscal 2005, we expect London to be marginally accretive to EPS.

Now, let’s move on to our Defense Business on Slide 7.

As you have seen, our U.S. defense business was the standout again this quarter, particularly in regard to operating income increases. The U.S. military’s requirements for armoring, recapitalization and logistics support continued to surge as the conflict in Iraq continued. During the second quarter, that translated to parts and service sales that were more than double those of a year ago, and it pushed our armor installation activities to a new level. We are currently armoring about 20 vehicles per day in the Middle East. During February and March, we had more than 480 people in theater. On April 10, we received a delivery order for up to $37.4 million to install armor kits on MTVRs for the Marine Corps. We’ll be carrying out that work over the next year at a camp near Fallujah. There are other opportunities in theater that we are currently pursuing to help build business in fiscal 2006.

The long-term outlook for recapitalization of the U.S. fleet appears promising as well, covering overhaul of not only HEMTT, but also HET, PLS and MTVR trucks. In fact, we previously announced our plan to purchase a 300,000-square-foot manufacturing facility in Oshkosh to accommodate our expanded recap operations. We’re ready to upgrade the facility as soon as the deal is done, hopefully this month, and transfer tear down operations there this summer. By the beginning of fiscal 2006, we expect to be delivering at an expanded rate from that facility.

Our on-going commitment to new product development leadership was evident during the second quarter as well. We announced a much-needed $5 million expansion of our New Product Development facility. This will support our defense engineering programs for future growth, including ongoing development of the next-generation HEMTT A3. We unveiled the HEMTT A3 in February at the Association of the United States Army’s winter conference. This truck is truly remarkable. It features many advanced technologies such as ProPulse® hybrid-electric drive, an enhanced load handling system and independent suspension to improve performance and enhance the U.S. Army’s deployability and mobility. Testing is ongoing as we speak.

As you can see from these investments, we are optimistic about Oshkosh’s opportunities in the defense market in fiscal 2005 and fiscal 2006. Our optimism is linked to opportunities for new trucks, recapitalization of trucks damaged in theater and aftermarket parts and service.

Finally, let’s turn to the Fire & Emergency Segment on slide 8.

We saw our fire and emergency business deliver record results during the second quarter, specifically in regard to operating income, which jumped 69.5 percent year-over-year. Strong double-digit growth in incoming orders also built backlog and laid the groundwork for a solid start to fiscal 2006.

Our second quarter is characteristic of Pierce’s long-term growth and market share gains within the fire industry. Pierce’s compound annual growth rate in unit shipments over the past three years has been 2.8% compared to our estimate that the industry declined at a 1.1% rate over the same period. The difference in the 10-year compound annual growth rate is even more dramatic with Pierce growing 6.1% and the industry increasing at an estimated 1.1% rate over that period.

In the past 18 months, homeland security apparatus sales have provided fuel for that growth. The fire and emergency markets remain robust and federal funding continues to grow with the President’s 2006 budget including over $41 billion for the Department of Homeland Security. We see funding continue to flow to the federal, state and municipal levels, with more emphasis on risk-based allocation of funding. At this year’s Fire Department Instructors’ Conference, homeland security apparatus took center stage in the Pierce booth where we showcased what we believe is the the broadest homeland security product offering in the industry. And, Pierce again led the industry in new safety features with the introduction of rear-curtain air bags, roll stability control, luminescent rung covers for aerials and a walk-on hosebed cover for the top of apparatus.

Now, I’ll turn it over to Charlie to review our financial results.

Charlie

Good morning.

Let’s discuss our consolidated results for the second quarter by turning to slide 9.

Second Quarter Results

Earnings per share rose 67.7% to $1.04 in the second quarter, $0.38 ahead of our previous estimate of $0.66 for the quarter. Consolidated sales were up 29.7% to $672.4 million in the second quarter compared to last year, with consolidated operating income up 78.5% to $62.6 million compared to last year.

A cumulative life-to-date adjustment of $14.1 million to increase margins on our Medium Tactical Vehicle Replacement (“MTVR”) base contract from 8.5% to 9.9% contributed $0.24 to earnings per share for the quarter and represented the principal reason for the higher performance than previous estimates. There was no similar life-to-date adjustment in last year’s second quarter earnings. The balance of the higher performance than previous estimates arose largely due to favorable performance on new truck and new service contracts in our defense segment.

At corporate, our operating expenses rose $3.6 million in the second quarter compared to the prior year primarily due to higher personnel costs related to restricted stock awards granted last autumn, higher incentive bonuses and new hires.

With respect to income taxes, the Company’s effective income tax rate in fiscal 2005 is quite high at 38.6% due to higher state income taxes.

Turning to the performance of each segment, let’s move on to slide 10.

Fire and Emergency

Starting with fire and emergency, sales rose 57.2% to $213.2 million in the second quarter. JerrDan and BAI contributed sales totaling $42.7 million in the quarter. Sales for our other businesses in this segment grew 25.7%, reflecting our strong order flow last fiscal year for fire apparatus and substantially higher airport product sales.

Operating income rose 69.5% to $19.0 million, or 8.9% of sales, in the second quarter. The JerrDan and BAI acquisitions contributed operating income of $2.1 million during the second quarter, lower than our expectations due to the impact of higher steel and other costs at JerrDan and a small loss at BAI due to delays of certain shipments. BAI has a very strong backlog and we expect it to be solidly profitable in the second half of fiscal 2005. Operating income for our other businesses in the segment increased 50.9% for the quarter reflecting both the higher sales level and a substantially improved sales mix of custom pumpers, aerials and airport products.

Orders were strong across the segment during the quarter, especially at Pierce and BAI. Segment backlog grew 49.7% in the second quarter compared to the prior year. Pierce’s backlog was up 35.8% and backlog for businesses in the segment other than the recently acquired JerrDan and BAI was up 27.4% at March 31, 2005.

Defense

Looking at the defense segment next, please turn to slide 11.

Defense sales rose 24.7% to $209.6 million in the second quarter. Truck sales declined slightly in the quarter, as we had expected, on lower international truck volume, but a more than doubling of parts and service sales drove segment sales up for the quarter.

The MTVR base contract margin adjustment and the more than doubling of relatively higher-margin parts and service sales drove operating income up 114.4% to $49.4 million, or 23.6% of sales. The MTVR base contract estimated margin was increased to reflect a number of estimate changes including lower than estimated material costs such as steel. The Company also reduced its estimates for warranty costs due to favorable field experience, contract close-out costs because the Company expects follow-on contracts will minimize MTVR contract close-out costs and labor and overhead as the Company has been able to absorb these fixed costs over higher than previously estimated production volumes. We expect the final 107 trucks under the MTVR base contract to ship in the third quarter. At June 30, 2005, after all these trucks have shipped, we expect to maintain accruals for contract close-out costs and warranty that we anticipate will be ultimately resolved when a systemic warranty period expires approximately two years following the shipment of the last truck under the MTVR base contract.

At March 31, 2005, our defense backlog was down 0.20% from prior year levels.

Commercial

Turning to the commercial segment, please move to slide 12. Compared to the prior year, sales were up 17.2% to $255.3 million, but operating income was down 31.6% to $6.5 million, or 2.5% of sales. The CON-E-CO and London acquisitions contributed sales of $9.0 million and operating income of $0.5 million during the quarter. Segment results were clearly disappointing, but we believe that we accomplished much during the second quarter to yield improved results in the second half of the fiscal year.

Concrete placement sales, other than sales of CON-E-CO and London, and domestic refuse sales rose 15.8% and 27.0%, respectively, during the second quarter compared to the prior year due to robust orders in recent months. Compared to the prior year, operating income for these product lines rose only 5.4%, and margins declined 0.5 percentage points. We had expected these margins to double in the second quarter, but we had more lower- priced units in backlog than we previously estimated so we weren’t able to recover as much of the steel cost increases we’ve been experiencing and we incurred higher warranty, workers compensation, lean implementation and information systems installation costs than we expected. We expect our margins and profitability to improve in the second half of fiscal 2005 as higher pricing takes effect. From April 2004 through November 2004, we announced price increases of 8.0% to 11.5% on these U.S. product lines.

In European refuse, sales were down 7.6%, but operating income was $0.5 million ahead of expectations, although still an operating loss of $1.5 million compared to operating income of $1.9 million in the prior year. The loss resulted from lower unit volume, lower pricing in many end markets and increased material, labor and warranty costs associated with the launch of the new, GPM III rear loader.

Looking forward to the full fiscal year, we continue to expect to incur an operating loss of up to $4.5 million at our European refuse business. Based on the work of our lean team and new management over the last three months, we believe that we can turn around this business to profitability in fiscal 2006, but it will take us 9 to 18 months to complete the job. We will continue to monitor this investment, but we presently believe that no impairment of recorded goodwill will be necessary.

Let me close out my review of the commercial segment by reviewing our backlogs in each product line. At March 31, 2005, rear-discharge unit backlog was up 3.3% compared to prior year levels, while our front-discharge unit backlog was up 2.0%. Our domestic refuse unit backlog was up 4.7% at March 31, 2005 compared to prior year levels, while Geesink Norba Group unit backlog was up 46.3% compared to prior year levels.

Fiscal 2005 Outlook

Turning to our fiscal 2005 outlook, we are assuming no additional acquisitions nor any impairment of the Geesink Norba Group goodwill in the estimates presented in slides numbered 13 to 16.

We present our sales estimates on slide 13. We are now estimating our fiscal 2005 sales at $2.9 billion, a $125.0 million increase from our previous estimate, and up an estimated 28.2% over fiscal 2004. The principal drivers of this increase include an $80.0 million increase in commercial segment sales, a $20.0 million increase in defense parts and service sales and a $25.0 million increase in fire and emergency segment sales. We now expect our fiscal 2005 concrete placement sales and domestic refuse sales to grow an estimated 18.8% and 21.3%, respectively. Approximately 7.7% of the estimated increase in concrete placement sales is attributable to the CON-E-CO and London acquisitions.

Turning to slide 14, we’re now estimating consolidated operating income of $260.0 million in fiscal 2005, up $22.0 million from our previous estimates and up an estimated 44.1% over fiscal 2004. We’re now estimating our defense operating income to increase 48.2% to $189.5 million in fiscal 2005. The $33.5 million increase from our previous estimate reflects the $24.4 million of earnings in excess of our previous estimate for defense for the second quarter plus the impact of new parts and service business and higher estimated margins. Now, at this time in our fiscal year, it is unlikely that funding could be made available quickly enough to generate any additional defense truck orders for shipment in fiscal 2005, although new defense parts and service business could develop quickly. I previously described our estimate of an operating loss of $4.5 million for European refuse. We reduced our estimate for concrete placement and domestic refuse operating income in the commercial segment by $10.5 million. While our previous estimate is still within the range of what we believe are possible outcomes for the commercial segment in fiscal 2005, we believe it’s prudent to reduce our estimate at this time given our performance in the first half of fiscal 2005. We also added $1.0 million to our corporate expense estimate for fiscal 2005, primarily due to personnel cost increases.

Slide 15 reflects no material changes to estimates for interest expense, effective tax rates and similar items.

Our quarterly estimates of sales, operating income, net income, earnings per share and debt are described in slide 16. Essentially, we increased our earnings per share estimate by $0.40 per share for the year, which is about equal to our performance in excess of previous estimates for the second quarter of fiscal 2005 of $0.38.

What key risks are involved in our estimates? We may not be able to improve Geesink Norba Group earnings as quickly as estimated, which could lead to an impairment charge, we may not fully turnaround McNeilus earnings, and we may be unsuccessful or incur unexpected costs in integrating acquisitions. Steel cost increases could also continue and further outpace our selling price increases. Upsides to these estimates primarily involve potential new defense parts and service sales with the DoD arising from the conflict in Iraq. Please review our Form 8-K filed today for other potential risk factors.

Fiscal 2006 Outlook

Given the progress on a federal supplemental spending bill that is now being considered by Congress to fund the activities of Operation Iraqi Freedom, we would like to make a few comments about our fiscal 2006 outlook. In early August 2005, the Company intends to provide specific sales, operating income and earnings per share estimates for fiscal 2006.

At this time, the Company expects improved financial performance in fiscal 2006 compared to fiscal 2005. We believe the final federal supplemental spending bill will include funding for Oshkosh to increase the rate of its defense truck remanufacturing operations as well as new defense truck business to support the DoD’s modularity initiative.

In the commercial segment, the Company believes that concrete placement and domestic refuse demand may increase in fiscal 2006 in advance of a diesel engine emissions standards change effective January 1, 2007. The Company also expects that its pricing, lean and turn-around initiatives will drive margin expansion and higher earnings in that segment.

At our fire and emergency segment, the Company expects that fire apparatus market conditions will continue to improve in fiscal 2006 as municipal spending improves and the Company expects that homeland security spending will continue to be a growth driver.

Lastly, Oshkosh intends to continue to execute upon its time-proven growth strategies. The Company will continue to focus on new product innovation. The Company expects to generate significant cash flow over the next 18 months and intends to continue to explore strategic, complementary acquisitions with those cash resources.

Bob will close our prepared remarks.

Bob:

I’ve very pleased with the results we just reported. I’d like to thank everyone in the Company, who has worked so hard to build our success. They have done an outstanding job of fulfilling our customers’ expectations and delivering another record-setting quarter in the process. We have a solid foundation for a strong close to fiscal 2005.

Operator, please begin the question and answer period.

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